                                                                 EXHIBIT 10.103



                  SHARED FACILITIES AND COORDINATED OPERATION
                            AGREEMENT AND INDEMNITY

                                    BETWEEN

                             JEDI LINDEN NB, L.L.C.

                                      AND

                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.










                            DATED AS OF JUNE 1, 2000

                               TABLE OF CONTENTS

      SHARED FACILITIES AND COORDINATED OPERATION AGREEMENT AND INDEMNITY

                                                                                                               Page
ARTICLE 1. DEFINITIONS AND INTERPRETATION                                                                         2
         1.1          Definitions.                                                                                2

         1.2          Interpretation.                                                                             6

ARTICLE 2. TERM OF THIS AGREEMENT                                                                                 7
         2.1          Term.                                                                                       7

         2.2          Extensions of Term.                                                                         7

ARTICLE 3. REPRESENTATIONS AND WARRANTIES                                                                         7
         3.1          Representations and Warranties of the Parties.                                              7

         3.2          Additional Representation, Warranty and Covenant of Linden NB.                              8

ARTICLE 4. CONSTRUCTION OF THE LINDEN 6 FACILITY                                                                  9
         4.1          Sublease.                                                                                   9

         4.2          Access.                                                                                     9

         4.3          Location of Controls and Instruments.                                                       9

         4.4          Construction of the Linden 6 Facility.                                                      9

         4.5          Interconnection of Steam Headers and Delivery Point.                                       10

ARTICLE 5. SHARED FACILITIES AND COORDINATED OPERATION                                                           10
         5.1          Operation and Maintenance of the Linden 6 Facility.                                        10

         5.2          Steam Agreement Amendment.                                                                 11

         5.3          Qualifying Facility Status.                                                                12

         5.4          Compliance with ISRA.                                                                      12

ARTICLE 6. PRICE FOR SHARED SERVICES                                                                             13
         6.1          O & M Contract Expense.                                                                    13

         6.2          Price for Boiler Feed Water Delivered.                                                     13

         6.3          Price for Steam Delivered to the Existing Plant.                                           13

         6.4          Price for Steam Delivered for Power Augmentation.                                          13

         6.5          Price for Common Site Services.                                                            13

ARTICLE 7. METERING                                                                                              13
         7.1          Measurement Location.                                                                      13

         7.2          Measuring Equipment and Stations.                                                          13

         7.3          Testing.                                                                                   14

         7.4          Corrections.                                                                               15

         7.5          Maintenance and Records.                                                                   15

ARTICLE 8. INVOICES AND PAYMENT                                                                                  16
         8.1          Billing.                                                                                   16

         8.2          Payment.                                                                                   16

         8.3          Adjustments.                                                                               17

ARTICLE 9. TAXES                                                                                                 17
ARTICLE 10. DEFAULT AND REMEDIES                                                                                 17

         10.1         Default.                                                                                   17

         10.2         Remedies.                                                                                  18

         10.3         Damages.                                                                                   18

         10.4         Duty to Mitigate.                                                                          19

ARTICLE 11. FORCE MAJEURE                                                                                        19
         11.1         Force Majeure.                                                                             19

         11.2         Force Majeure Defined.                                                                     19

ARTICLE 12. INDEMNIFICATION                                                                                      20
         12.1         Survival of Indemnifications.                                                              20

         12.2         Indemnification.                                                                           20

ARTICLE 13. DISPUTE RESOLUTION                                                                                   21
         13.1         Dispute Resolution.                                                                        21

         13.2         Binding Arbitration.                                                                       21

         13.3         Burden of Proof.                                                                           23

ARTICLE 14. ASSIGNMENT                                                                                           23
         14.1         General                                                                                    23

         14.2         Permitted Assignments                                                                      23

         14.3         Further Assurances                                                                         23

         14.4         Violations a Default; Further Remedies                                                     24

ARTICLE 15. NOTICES                                                                                              24
         15.1         General                                                                                    24

         15.2         Changes                                                                                    25

         15.3         Holidays                                                                                   25

ARTICLE 16. CONFIDENTIALITY                                                                                      25
ARTICLE 17. FURTHER ASSURANCES                                                                                   26
         17.1         General                                                                                    26

         17.2         Permits and Governmental Approvals                                                         26

         17.3         Financing                                                                                  26

ARTICLE 18. MISCELLANEOUS                                                                                        26
         18.1         Severability                                                                               26

         18.2         Captions, Titles and Headings                                                              27

         18.3         Governing Law                                                                              27

         18.4         Non-Waiver                                                                                 27

         18.5         Relationship of the Parties.                                                               27

         18.6         Parties in Interest                                                                        27

         18.8         Modification                                                                               27

         18.9         Entire Agreement                                                                           27

         18.10        Attorneys' Fees                                                                            28

         18.11        Costs and Expenses                                                                         28

         18.12        Counterparts                                                                               28

         18.13        Survival of Obligations                                                                    28

         18.14        Insurance                                                                                  28

         EXHIBITS
         --------
         Exhibit A                  Sublease

         Exhibit B                  First Amendment to Steam Agreement

         Exhibit C                  Metering Points

      SHARED FACILITIES AND COORDINATED OPERATION AGREEMENT AND INDEMNITY


         This SHARED FACILITIES AND COORDINATED OPERATION AGREEMENT AND INDEMNITY (this "Agreement"), dated as of June 1, 2000 (the "Effective Date"), between JEDI LINDEN NB, L.L.C., a Delaware limited liability company ("Linden NB"), and COGEN TECHNOLOGIES LINDEN VENTURE, L.P., a Delaware limited partnership ("Cogen").

                                  WITNESSETH:

         WHEREAS, Cogen owns, operates and maintains an existing cogeneration facility (the "Existing Plant"), which produces electricity for delivery to Consolidated Edison Company of New York, Inc. pursuant to a Power Purchase Agreement, executed April 14, 1989, as amended from time to time (the "Con Ed PPA") and steam for delivery to the Bayway Refinery pursuant to an Agreement for the Sale of Steam between Cogen and Bayway Refining Company ("Bayway"), dated as of April 8, 1993, as amended from time to time (the "Steam Agreement");

         WHEREAS, East Coast Power, L.L.C. ("ECP") and Tosco Refining, L.P. ("Tosco") have entered into an Energy Services Agreement, dated as of February 14, 2000, as amended from time to time (the "ESA"), pursuant to which ECP would develop an approximately 172 megawatt ("MW") cogeneration facility (the "Linden 6 Facility") adjacent to the Existing Plant to produce electricity for sale to Tosco for use at the Bayway Refinery and to produce steam for delivery to Cogen for use by Cogen and sale by Cogen to Bayway pursuant to an amendment to the Steam Agreement;

         WHEREAS, Tosco would purchase from ECP electricity produced by the Linden 6 Facility pursuant to the ESA and ECP may sell excess electricity from the Linden 6 Facility to Third Parties and share with Tosco any net benefits from those sales upon the terms and subject to the conditions set forth in the ESA;

         WHEREAS, ECP and Tosco contemplated that the Linden 6 Facility would be located on land owned by Bayway and leased to Cogen (the "Existing Site") in accordance with the Ground Lease Agreement, dated as of August 1, 1990, between Cogen and Exxon Corporation ("Exxon"), and subsequently assigned by Exxon to Bayway, as in effect on the date hereof, and as amended from time to time (the "Existing Ground Lease Agreement");

         WHEREAS, the development and construction of the Linden 6 Facility and the transactions contemplated in the ESA were intended to satisfy any rights or obligations of Cogen and Bayway pursuant to Article 7 of the Existing Ground Lease Agreement;

         WHEREAS, the availability to the Existing Facility of steam produced by the Linden 6 Facility will permit Cogen to achieve certain efficiencies in the performance by Cogen of its obligations pursuant to the Con Ed PPA and the Steam Agreement;

         WHEREAS, ECP has assigned the ESA to Linden NB; and

         WHEREAS, Linden NB and Cogen wish to set forth herein their respective rights and obligations relative to the development, construction and operation of the Linden 6 Facility, the integration of the Existing Plant, the Linden 6 Facility and the Bayway Refinery, the coordination of the operation of the Existing Plant and the Linden 6 Facility and other matters set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

ARTICLE 1. DEFINITIONS AND INTERPRETATION

         1.1 Definitions. Initially capitalized terms in this Agreement shall have the same meaning as set forth in the ESA, except as may specifically be set forth in this Agreement, in which case they shall have the following meanings:

         "Actual Costs" means all costs, including fines or penalties assessed by Governmental Authorities, incurred by Cogen on behalf of Linden NB to provide any of the services provided to Linden NB pursuant to this Agreement in excess of those that are or would have been incurred by Cogen for the operation of the Existing Plant and paid or due to be paid to Third Parties. Actual Costs will recognize the incremental economies of scale and efficiencies (if any) made possible by virtue of the location of the Linden 6 Facility adjacent to the Existing Plant, provided, however, Cogen in no fashion guarantees or warrants to Linden NB that any such economies of scale or efficiencies will in fact be realized. Actual Costs shall include an appropriate allocation of capital expenditures necessary to provide Shared Services or Common Site Services to the extent required.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

         "Agreement" means this Shared Facilities And Coordinated Operation Agreement, including all exhibits hereto, as amended from time to time.

         "Common Site Services" means, for any Month, all of the following services provided by Cogen pursuant to this Agreement that are available to the Existing Plant as may be necessary for the operation and maintenance of the Linden 6 Facility, either as such services may be directly incurred on behalf of the Linden 6 Facility or incremental to the costs incurred by Cogen on behalf of the Existing Plant, including compressed air; water, condensate and city water (not otherwise charged as boiler make up water); laboratory tests and chemicals; shops and test equipment; waste water testing and disposal; personnel uniforms, cleaning, lockers and sanitary facilities; ammonia, ammonia tank and unloading facilities; site vehicles; office expense including computers and software; telephones; fire water pumps and alarm system; warehouse space; site security and maintenance; and all other similar services.

         "Default" has the meaning assigned to it in Section 10.1.

         "Easements" means the easements granted to Linden NB by Cogen under the Sublease.

         "ECP" means East Coast Power L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

         "Effective Date" means the date set forth in the first paragraph of this Agreement.

         "ESA" has the meaning assigned to it in the recitals hereof. "Existing Ground Lease Agreement" has the meaning assigned to it in the recitals hereof.

         "Existing Plant" means the cogeneration facility and all appurtenant structures and equipment owned by Cogen in Linden, New Jersey, as of the date hereof and as generally described in the filing made with the FERC in docket no. QF90-65-000, for the purpose of producing steam and generating electricity.

         "Existing Site" has the meaning assigned to it in the recitals hereof.

         "Exxon System" has the meaning assigned to it in the Existing Ground Lease Agreement.

         "Force Majeure" has the meaning assigned to it in Section 11.2.

         "Governmental Authority" means any governmental, legislative, judicial or administrative body or court or any other Person authorized to make or enforce laws or regulations or exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government.

         "Hazardous Materials" means any substance or material defined as a hazardous waste, material or substance or defined as a toxic waste, material or substance under any federal or state statute or regulations promulgated thereunder intended to provide protection for public health and the environment, including, without limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, and their state statutory and regulatory counterparts. The term "Hazardous Materials" shall include, without limitation, petroleum and petroleum byproducts, materials containing greater than one percent (1%) asbestos and dielectric fluids containing greater than fifty parts per million (50 ppm) polychlorinated biphenyls.

         "Interest Rate" means two percent (2%) over the Prime Rate; provided, however, in no event shall the Interest Rate exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

         "ISRA" means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., together with related regulations, as such Act and regulations may be amended from time to time.

         "Lender" means any Person designated from time to time by Cogen in a notice to Linden NB as a "Lender."

         "Linden 6 Facility" has the meaning assigned to it in the recitals hereof.

         "Linden NB" means JEDI Linden NB, L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

         "Month" means a calendar month, except for the calendar month that includes the Commercial Operations Date, in which case the term means the period commencing on such date and ending on the last day of such calendar month.

         "MW" means millions of watts.

         "O&M Contractor" means the operation and maintenance contractor of the Existing Plant.

         "Party" means Linden NB or Cogen, as the case may be, and its permitted successors and assigns.

         "Person" means a natural person, corporation, limited liability company, partnership, association, joint venture, real estate investment trust or business trust (including any beneficiary thereof), unincorporated association, and any other form of business, legal or governmental entity.

         "Power Augmentation" means the additional generation of electricity at the Linden 6 Facility for sale to Third Parties as a result of the injection of steam into and the consumption of incremental fuel by the Linden 6 Facility.

         "Prime Rate" means the bank prime loan rate as reported in Federal Reserve Statistical Release H.15 (or a successor publication of similar authority, if Statistical Release H.15 is discontinued) for the day the payment becomes due; provided, however, in no event shall this rate of interest exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

         "Prudent Electric Industry Practice" means any of the practices, methods or acts (i) required by the National Electric Safety Code, the North American Electric Reliability Council, any transmission provider or independent system operator with whose electrical transmission facilities the Existing Plant or the Linden 6 Facility is interconnected, or the successors of any of them, whether or not a Party hereto is a member thereof, or (ii) otherwise engaged in or approved by a significant portion of the electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Electric Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

         "Release" shall mean any actual release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, surface water, groundwater, soil or subsurface strata.

         "Shared Services" are the services specifically set forth in Article 6 of this Agreement.

         "Steam Agreement" has the meaning assigned to it in the recitals hereof.

         "Steam Component" has the meaning assigned to it in the Con Ed PPA, provided, however, that solely for purposes of this Agreement, for any Month the quantity specified therein as "the total Btu's generated by a source external to the Plant" shall be the Steam Btu Credit recalculated with the constants S1 and S2 set equal to one (1.0).

         "Sublease" has the meaning assigned to it in Section 4.1.

         "Subleased Premises" has the meaning assigned to it in Section 4.1.

         "Taxes" shall mean any or all ad valorem, property (including host community benefit fees and payments in lieu of taxes), occupation, severance, generation, first use, conservation, Btu or energy, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes or, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on any Party's or its Affiliate's net income or net worth.

         "Term" has the meaning assigned to it in Section 2.1.

         "Third Party" means a Person other than a Party.


         1.2 Interpretation.

                  A. Each Party acknowledges that the other Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

                  B. Defined terms in this Agreement shall include in the singular number the plural, and in the plural number the singular. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Article, section and exhibit references are to articles and sections of and exhibits to this Agreement, except as otherwise indicated.

                  C. Unless otherwise stated, any reference in this Agreement to any Governmental Authority or to any statutes and regulations shall include reference to any successors to such Governmental Authority and to any successor provisions to such statutes and regulations, respectively.

                  D. When used in this Agreement, the words "Btu" and "MMBtu" when used to describe the energy equivalent of a quantity of fuel shall, unless otherwise expressly indicated, refer to the higher heating value ("HHV") of such fuel; the words "hereof," "herein," "hereunder" and words of similar import shall, unless otherwise expressly indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement; the words "not unreasonably withheld" and words of similar import shall, unless otherwise expressly indicated, mean not unreasonably withheld, delayed or conditioned; the words "include," "includes," and "including" shall be understood to mean inclusion without limitation.


ARTICLE 2. TERM OF THIS AGREEMENT

         2.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until April 30, 2017, unless the ESA is terminated prior to the Commercial Operations Date, in which case Linden NB shall have the right, at its option, to terminate this Agreement (the "Term"). This Agreement shall terminate if Cogen terminates the Sublease for any reason.

         2.2 Extensions of Term. If the term of the ESA is extended pursuant to section 4.2D(iv) thereof, at Cogen's sole discretion the term of this Agreement may be extended and remain in effect until the conclusion of the term of the ESA.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Parties. As of the Effective Date, each Party represents and warrants to the other that:

                  A. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in the State of New Jersey.

                  B. It has all requisite power and authority to execute and deliver this Agreement.

                  C. Its execution and delivery of this Agreement have been duly authorized by, or are in accordance with, its organizational instruments; this Agreement has been duly executed and delivered for it by signatories so authorized; and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its respective terms.

                  D. Neither the execution nor delivery by it of this Agreement conflicts with, results in a breach of or constitutes a default under (i) any of the terms, conditions or provisions of its certificate or articles of incorporation, articles of association, limited liability company or partnership agreement, by-laws or other constituent documents, (ii) any material, federal, state or local law, or any order, rule or regulation of any Governmental Authority having jurisdiction over it or its properties or by which it or its properties may be bound, or (iii) any agreement or instrument to which it is a Party or by which it or any of its properties may be bound, other than with respect to any agreements or instruments for which consents or approvals are required.

                  E. No suit, action or arbitration, or legal, administrative or other proceeding is pending or threatened at law or in equity against it that would affect the validity or enforceability of this Agreement, or the ability of it to materially fulfill its obligations hereunder.

                  F. It has obtained all consents and approvals (if any) required from Third Parties necessary for the execution, delivery and performance of this Agreement.

         3.2 Additional Representation, Warranty and Covenant of Linden NB.

                  A. Linden NB has caused an independent inquiry to be made of, and has determined to its satisfaction, the existing capability of Cogen and the Existing Plant to provide each and all of the Shared Services and Common Site Services contemplated by this Agreement.

                  B Linden NB agrees that it shall not engage in any business other than the ownership, development, construction, financing and operation of the Linden 6 Facility and appurtenant facilities and the ownership, either directly or indirectly, of the general and limited partnership interests in Cogen Technologies Linden Ltd.

                  C Linden NB agrees that it shall not incur indebtedness for borrowed money, in any form, including the issuance of any debt instruments secured by its interest in the Sublease or the Linden 6 Facility.

ARTICLE 4. CONSTRUCTION OF THE LINDEN 6 FACILITY

         4.1 Sublease. Cogen and Linden NB have agreed that Linden NB shall sublease a portion of the Existing Site (the "Subleased Premises") on which Linden NB will construct, operate and maintain the Linden 6 Facility, and to effectuate the purposes of this Agreement, which sublease is attached hereto as Exhibit A (the "Sublease"). Cogen has obtained the approval of Bayway for such Sublease.

         4.2 Access. Pursuant to the Sublease, Cogen shall permit Linden NB, its employees, contractors, agents and representatives access to, on and over the Existing Site as reasonably necessary for Linden NB to construct, operate and maintain the Linden 6 Facility as contemplated by the ESA; provided, however, that such access shall not unreasonably interfere with Cogen's normal business operations.

         4.3 Location of Controls and Instruments. Cogen shall permit Linden NB, at Linden NB's sole expense, to locate such controls and instruments for the Linden 6 Facility in the control room of the Existing Plant as Cogen and Linden NB may believe reasonably necessary for the coordinated operation by Cogen of the Linden 6 Facility consistent with the terms of this Agreement. Unless otherwise mutually agreed by the Parties, not later than sixty (60) days after the Effective Date, Linden NB shall provide Cogen with Linden NB's plans and specifications for controls and instrumentation for the Linden 6 Facility, including controls and instruments that would be located in the control room of the Existing Plant. Unless otherwise mutually agreed by the Parties, Cogen shall have fifteen (15) days to review and notify Linden NB of changes it requires to such plans and specifications that, in Cogen's sole judgement, are required pursuant to Prudent Electric Industry Practice for the coordinated operation of the Linden 6 Facility and the Existing Plant pursuant to this Agreement and as contemplated by the ESA.

         4.4 Construction of the Linden 6 Facility.

                  A Design and Construction. Linden NB shall cause the Linden 6 Facility to be designed and constructed on the Subleased Premises as contemplated in the ESA. Linden NB shall cause the construction of the Linden 6 Facility to be conducted consistent with Prudent Electric Industry Practice and as will not unreasonably interfere with Cogen's normal business operations.

                  B Steam Production Capability. Linden NB shall cause the Linden 6 Facility to be designed and constructed so as to be capable of delivering not less than 400,000 lbs per hour of steam to the Existing Plant whenever the Linden 6 Facility is operating. Such steam shall conform to the specification for steam set forth in Section 3.4 of the Steam Agreement. On or before the

Commercial Operations Date, Linden NB shall cause the construction contractor for the Linden 6 Facility to demonstrate to Cogen's satisfaction that the Linden 6 Facility is capable of delivering not less than 400,000 lbs. per hour of steam per hour whenever the Linden 6 Facility is operating.

                  C Power Augmentation Capability. As soon as practicable after the Commercial Operations Date, Linden NB shall cause the Linden 6 Facility to be operated so as to demonstrate the capability of the Linden 6 Facility to generate electricity by Power Augmentation, and such demonstration shall determine the Power Augmentation Steam Btu Rate to be used thereafter.

         4.5 Interconnection of Steam Headers and Delivery Point. Cogen shall designate the point(s) where Linden NB shall, at its sole expense, interconnect Linden NB steam piping with the steam piping of the Existing Plant and where deliveries of steam from the Linden 6 Facility to the Existing Plant shall be made and measured. At Linden NB's expense, Cogen shall provide Linden NB with detailed specifications for the construction of such interconnecting steam piping, which specifications shall be consistent with Prudent Electric Industry Practice. Linden NB shall construct the interconnection in accordance with such specifications and shall promptly correct any defects in such construction if requested by Cogen. Linden NB shall coordinate with Cogen the construction of the interconnection of Linden 6 Facility steam piping with the steam piping of the Existing Plant so as to minimize any interruption of Cogen's normal business operations.

ARTICLE 5. SHARED FACILITIES AND COORDINATED OPERATION

         5.1 Operation and Maintenance of the Linden 6 Facility.

                  A On or before ninety (90) days prior to the anticipated Commercial Operations Date, Cogen, as agent for Linden NB and at Linden NB's request, shall either (i) enter into a contract with the O&M Contractor for the operation and maintenance of the Linden 6 Facility as contemplated in the ESA and in accordance with applicable law, Prudent Electric Industry Practice and this Agreement or (ii) cause its contract with the O&M Contractor to be amended to include the coordinated operation and maintenance of the Existing Plant and the Linden 6 Facility as contemplated in the ESA and in accordance with applicable law, Prudent Electric Industry Practice and this Agreement. The contract with the O&M Contractor or any amendment of the contract with the O&M Contractor shall be in substance substantially the same as Cogen's contract with the O&M Contractor, with such modifications as are reasonably necessary to accommodate the terms of this Agreement. Cogen shall provide Linden NB with a draft of (i) the contract with the O&M Contractor or (ii) the amendment of its contract with the O&M Contractor as soon as reasonably possible in advance of its execution and a copy of the final draft prior to its execution. Linden NB shall have ten (10) Business Days to approve the final draft or request reasonable changes, which approval shall not be unreasonably withheld. In the event a conflict arises between the terms of this Agreement and the ESA, the terms of this Agreement shall prevail.

                  B Nothing in this Agreement shall be deemed or construed to create an obligation of Cogen:

                  (i) to operate the Existing Plant;

                  (ii) if operated, to operate the Existing Plant for the benefit of Linden NB or in any manner except as may be in the sole discretion of and for the sole benefit of Cogen or its Affiliates; or

                  (iii) to operate the Linden 6 Facility in such manner as would cause a reduction in the revenue Cogen may be entitled to receive pursuant to any of Cogen's agreements with Third Parties.

         5.2 Steam Agreement Amendment.

                  A. On or before the Commercial Operations Date, and provided that Linden NB shall have demonstrated to Cogen's satisfaction the capability of the Linden 6 Facility to produce and deliver not less than 400,000 lbs. per hour of steam to the Existing Plant whenever the Linden 6 Facility is operating, Cogen shall execute the First Amendment to the Steam Agreement (attached hereto as Exhibit B).

                  B. After the Commercial Operation Date, Linden NB agrees that all steam generated by the Linden 6 Facility shall be delivered to Cogen unless Cogen, in its sole discretion, chooses not to accept all or a portion of such steam.

         5.3 Qualifying Facility Status.

                  A Prior to the commencement of Operational Testing of the Linden 6 Facility, Cogen shall obtain and shall thereafter maintain the status of the Existing Plant and the Linden 6 Facility as a single Qualifying Facility; provided, however, that Cogen shall have no obligation to obtain or maintain such Qualifying Facility status for the Linden 6 Facility in the event of Bayway or Bayway's Affiliates failure or inability to take and use steam pursuant to the Steam Agreement in quantities sufficient to maintain the Qualifying Facility status of both the Existing Plant and the Linden 6 Facility.

                  B Cogen shall coordinate the operations of the Existing Plant and the Linden 6 Facility so as to maintain such Qualifying Facility status; provided, however, that solely to the extent necessary to maintain Qualifying Facility status, Cogen may require the net electrical production of the Linden 6 Facility to be reduced to the extent consistent with Prudent Electric Industry Practice prior to any change in the net electrical power production of the Existing Plant.

                  C Cogen shall have no liability to Linden NB for any revenue foregone or any expense incurred by Linden NB for replacement power as a result of any actions taken by Cogen pursuant to this Section 5.3.

                  D Cogen shall have no further obligation to maintain the status of the Existing Plant and the Linden 6 Facility as a Qualifying Facility whenever Cogen no longer is maintaining the Qualifying Facility status of the Existing Plant; provided that in such event Cogen shall cooperate and use reasonable efforts to obtain and maintain the status of the Linden 6 Facility as a separate Qualifying Facility, if so requested by Linden NB.

         5.4 Compliance with ISRA. In the event Linden NB closes, ceases or transfers ownership or operations of the Linden 6 Facility, or causes any other event to occur triggering the requirements of ISRA, Linden NB shall, at its sole cost and expense, comply with ISRA and Linden NB shall make or cause to be made all submissions to, provide or cause to be provided all information to, and comply with or cause to be complied with all requirements of the New Jersey Department of Environmental Protection relative to ISRA.

ARTICLE 6. PRICE FOR SHARED SERVICES

         For each Month, the cost of Shared Services shall be determined as follows:

         6.1 O & M Contract Expense. In any Month, Linden NB shall pay Cogen the Actual Cost incurred by Cogen pursuant to the contract with the O & M Contractor (as provided in such contract or as such contract has been amended pursuant to Section 5.1 hereof) for the operation of the Linden 6 Facility as contemplated by the ESA.

         6.2 Price for Boiler Feed Water Delivered. In any Month, Linden NB shall pay Cogen the Actual Cost incurred by Cogen for water and chemicals for preparing, processing and storing boiler feed water delivered to Linden NB during such Month.

         6.3 Price for Steam Delivered to the Existing Plant. In any Month, Cogen shall pay Linden NB for all steam delivered by Linden NB to the Existing Facility and accepted by Cogen, an amount which shall be the lesser of:

                  A the revenue Cogen will receive for the Steam Component in such Month pursuant to the Con Ed PPA for steam delivered by Linden NB during such Month, or

                  B        the Steam Credit pursuant to the ESA.

         6.4 Price for Steam Delivered for Power Augmentation. For all hours in any Month in which the Existing Plant delivers steam to the Linden 6 Facility for Power Augmentation, Linden NB shall pay Cogen the Power Augmentation Cost of Steam.

         6.5 Price for Common Site Services. In any Month, Linden NB shall pay Cogen for Common Site Services incurred on behalf of Linden NB during such Month at Actual Cost plus a general and administrative expense component of fifteen percent (15%), provided that such general and administrative expense component shall not apply to any capital expenditures included within Actual Costs.


ARTICLE 7. METERING

         7.1 Measurement Location. The Metering Points for steam and boiler feed water shall be as set forth in Exhibit C or as may be otherwise mutually agreed by the Parties from time to time.

         7.2 Measuring Equipment and Stations.

                  A Meters. Linden NB shall, at its sole expense,(i) install, own, operate and maintain measuring and metering stations and equipment for the measurement of steam delivered by Linden NB to Cogen and boiler feed water delivered by Cogen to Linden NB sufficient to permit an accurate determination of the quantity and quality of such deliveries; and (ii) exercise reasonable care in the maintenance and operation of such measuring equipment so as to assure an accurate determination of the quantity and quality of such deliveries. The measuring equipment installed by Linden NB shall be used by Cogen to determine the billing hereunder and shall be sealed. Such seals shall be broken only by Cogen, in the presence of a representative of Linden NB, or by an independent party unrelated, directly or indirectly, to either Party and mutually agreeable to the Parties (the "Independent Party") and only when the metering equipment is to be inspected, tested or adjusted as described in
Section 7.3. Linden NB shall provide Cogen or the Independent Party, as the case may be, access to such metering equipment at all reasonable times for the purposes of inspecting, testing and adjusting the same, provided that such access shall not interfere with Cogen's or Linden NB's normal business operations. In the event that Linden NB's measuring equipment fails to register during any period of time, and except as provided in Section 7.4, Cogen shall determine quantities from its own metering equipment as set forth in Section 7.2B or from production records if no such metering equipment is available.

                  B Cogen. Cogen may own, operate and maintain additional metering equipment at its sole expense, provided that such metering equipment shall be operated and maintained in a manner that does not interfere with Linden NB's metering equipment. Should Cogen so elect and should any metering equipment installed by Linden NB fail to register during any period of time, Cogen's metering equipment shall be used to determine the quantity of steam and boiler feed water delivered during such period in lieu of Cogen's estimates thereof to the extent Cogen's measuring equipment shall have been tested and maintained in accordance with Section 7.3 and 7.5. Cogen shall provide access for Linden NB and, if applicable, the Independent Party, to the metering equipment at all reasonable times for the purposes of witnessing, testing and adjusting the same, provided that such access shall not interfere with Cogen's and Linden NB's normal business operations.

         7.3 Testing.

                  A General. The accuracy of any measuring equipment to be used for purposes of measuring steam or boiler feed water shall be tested and verified at least annually. If the Party not responsible for maintaining such metering equipment requests a verification test to be made, such test shall be at such Party's expense if the measuring equipment proves to be accurate within a tolerance of one percent (1%). If errors greater than such tolerances are discovered, the test shall be at the expense of the Party responsible for maintaining such measuring equipment.

                  B Cooperation. If either Party notifies the other Party that it desires a test of its own or of the other Party's measuring equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment.

                  C Notice and Right to Witness. Each Party shall be given at least five (5) days notice prior to the test of any metering equipment. Each Party shall have the right to have a representative present at any time that any metering equipment is to be tested; provided, however, that a Party's failure to have a representative present at the test shall not affect the validity of the test so long as the notice required under the preceding sentence shall have been given.

         7.4 Corrections. If, upon testing, any metering equipment is found to be in error by not more than one percent (1)% tolerance when reading the average operating range over the past year, then previous recordings of such equipment shall be considered accurate, but such equipment shall be promptly adjusted by the Independent Party to record correctly. If, upon testing, any metering equipment shall be found to be inaccurate by more than such tolerance, then such equipment shall be promptly adjusted and retroactive billing adjustments for such errors shall be made for (i) the actual period during which inaccurate measurements were made, if that period can be reasonably determined; or (ii) if the period cannot be reasonably determined, one-half (1/2) of the period from the date of the last previous test of the metering equipment, but not to exceed six (6) Months.

         7.5 Maintenance and Records.

                  A Maintenance. Each Party shall have the right to have a representative present whenever the other Party or the Independent Party, as applicable, cleans, changes, repairs, inspects, tests, calibrates, or adjusts any metering equipment or any equipment used in checking measurements. Each Party shall give not less than five (5) days notice to the other Party in advance of taking any of such actions.

                  B Records. The records from the test of any metering equipment shall remain the property of the Party at whose expense the testing occurred, but, upon request, each Party shall submit to the other its records and charts (or, at its option, copies thereof), together with calculations therefrom, for inspection and copying, subject, in the case of originals, to return within ten (10) days after receipt thereof.

ARTICLE 8. INVOICES AND PAYMENT

         8.1 Billing.

                  A. There shall be a single Monthly invoice. Cogen shall render to Linden NB (by regular mail, facsimile or other acceptable means pursuant to Section 15.1) for each Month during the Term, an invoice setting forth the total amount due Cogen or Linden NB, as the case may be, for the Shared Services, and for any other amounts due under this Agreement, including any indemnification obligations under Section 12.2. If Cogen from time to time does not know the actual amount of any of the Shared Service or any other charge due for a particular Month when Cogen prepares an invoice pursuant to this Section 8.1, Cogen may reasonably estimate such cost using all available data.

                  B. To the extent that an estimate is provided and used for purposes of determining any Shared Service, Cogen shall provide Linden NB a statement of the actual amount of such charge as soon as available to Cogen, and Cogen shall make the appropriate adjustment in the following Month's invoice.

         8.2 Payment.

                  A. On or before twenty (20) days after receipt of Cogen's invoice, or if such day is not a Business Day, the immediately following Business Day, Linden NB or Cogen, as the case may be, shall tender payment of the amount set forth on such invoice to the payment address provided in Section
15.1. Overdue payments shall accrue interest from and including the due date to, but excluding, the date of payment at the Interest Rate.

                  B. If Linden NB in good faith disputes an invoice, Linden NB shall provide a written explanation of Linden NB's good faith basis for the dispute not later than thirty (30) days after the due date for amounts, and Linden NB shall pay the entire invoice no later than the due date. Notwithstanding the foregoing, however, Linden NB shall retain the right to dispute invoices after payment thereof for a period of three (3) years after the date on which the invoice was paid. If any amount disputed by Linden NB is determined to be due to Linden NB, it shall be paid to Linden NB by Cogen within ten (10) days of such determination, along with interest accrued at the Interest Rate from the date initial payment of such disputed amount was received by Cogen until the date such amounts are actually paid to Linden NB.

         8.3 Adjustments. Cogen shall promptly prepare and deliver to Linden NB an invoice setting forth any adjustments for discrepancies in billing identified through meter verifications pursuant to Article 7 or for any other reason that would require immediate reimbursement of billed amounts to Linden NB by Cogen or additional payments by Linden NB to Cogen hereunder, along with interest accrued at the Interest Rate from the date such payments or reimbursements should have been paid in ordinary course to Linden NB or Cogen, as the case may be.

ARTICLE 9. TAXES

         Included in the payments by Linden NB pursuant to Section 6.1, Linden NB shall pay Cogen for all additional Taxes arising with respect to the location and construction of the Linden 6 Facility on the Existing Site pursuant to this Agreement. Linden NB shall indemnify, defend and hold harmless Cogen from any Claims for such additional Taxes. Each Party shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize Taxes, and shall use reasonable efforts to obtain and cooperate with the other Party in obtaining any exemption from or reduction of any Tax.

ARTICLE 10. DEFAULT AND REMEDIES

         10.1 Default. The occurrence of any of the following events shall constitute a "Default".

                  A Either Party (the "Defaulting Party") fails to pay any amounts due hereunder and such breach continues for a period of fifteen (15) days after notice thereof shall have been received by the Defaulting Party.

                  B Either Party fails to materially perform any obligation hereunder, or breaches a material term or condition of this Agreement, including a breach of its representations and warranties or covenants hereunder, and such breach continues for a period of sixty (60) days after notice thereof has been received by the Defaulting Party; provided that if such breach is not reasonably capable of being cured within such sixty (60) day period and provided that the Defaulting Party reasonably commences to cure such breach within such sixty (60) day period, such sixty (60) day period shall be extended for such additional period, but in no event longer than eighteen (18) Months, as is reasonably necessary to remedy such failure if and for so long as the Defaulting Party is diligently continuing efforts to pursue a cure for such breach.

                  C Either Party: (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors, or such petition is filed against it and such proceeding remains undismissed for sixty(60) days; (iii) otherwise becomes bankrupt or insolvent (however evidenced); or (iv) becomes unable to pay its debts as they fall due.

                  D Any sale, assignment or other transfer in violation of
Article 14.

                  E Linden NB fails to timely perform any of its obligations under the Sublease and such breach continues for a period of sixty (60) days after notice thereof has been received by Linden NB; provided that if such breach is not reasonably capable of being cured within such sixty (60) day period and provided that Linden NB reasonably commences to cure such breach within such sixty (60) day period, such sixty (60) day period shall be extended for such additional period, but in no event longer than six (6) Months, as is reasonably necessary to remedy such failure if and for so long as Linden NB is diligently continuing efforts to pursue a cure for such breach.


         10.2 Remedies. If a Default has occurred and is continuing, the Party, if any, that is not in Default may, subject to Article 13, take any action at law or in equity that may be available to it to enforce the payment of any damages or the performance of all obligations of the Party in Default hereunder. Notwithstanding the foregoing, the Non-Defaulting Party shall have no right to terminate this Agreement unless the Non-defaulting Party shall have provided all Lenders notice of a breach pursuant to Section 10.1. The Defaulting Party and any Lender shall each have no less than the specified amount of time to cure such breach, which time shall expire on the later of the dates available for such cure to the Defaulting Party, any Lender or any Existing Plant Lender.

         10.3 Damages. Upon the occurrence of a Default hereunder, the Non-Defaulting Party may elect to terminate this Agreement by providing notice thereof to the Defaulting Party and shall be entitled to seek damages as available at law. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that the O&M Contractor will be responsible for the operation of the Linden 6 Facility and that the contract with the O&M Contractor contains customary limits on the liability of the O&M Contractor. Accordingly, the liability of Cogen under this Agreement, except in the case of a breach which is the result of wilful misconduct or gross negligence by Cogen, shall be limited to the amount of the applicable cap on liability under the contract with the O&M Contractor.

         10.4 Duty to Mitigate. Each Party shall use commercially reasonable efforts to mitigate the incurrence of damages.

ARTICLE 11. FORCE MAJEURE

         11.1 Force Majeure. If a Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance is affected by such Force Majeure event but only to the extent so affected, provided that: (i) the Party, within two (2) Business Days after the occurrence of the Force Majeure event, gives the other Party notice describing the particulars of the occurrence and its estimated duration; (ii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; and (iii) such Party uses commercially reasonable efforts to remedy its inability to perform, to secure substitute suppliers or services and to resume its full performance under this Agreement; provided, however, that such Party's obligation to remedy its inability to perform shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in said dispute, are contrary to its best interest. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Party be excused by reason of Force Majeure from its obligation to pay any amounts due under this Agreement.

         11.2 Force Majeure Defined. "Force Majeure" means any event beyond the reasonable control of the Party affected thereby that adversely affects the ability of such Party to perform any obligation hereunder (other than failure to pay money when due), including but not limited to the following: acts of God, war or foreign enemy; unusually severe weather conditions; flood; earthquake; storm; hurricane; epidemics; lightning; fire; drought; explosion; riot; civil disturbance; strikes, lockouts or similar labor interruptions or labor disputes; sabotage; an event of force majeure occurring with respect to, or a suspension, curtailment or service interruption of, any Third Party supplier of electricity, gas, water or waste water, or any Third Party electricity, gas, water or waste water transmission or distribution provider (including any independent system operator or equivalent, and any interstate natural gas pipeline or any local electricity, gas or water distribution company or provider of waste water); arrests and restraints of people; any action of a court or a binding order of any Governmental Authority; inability after diligent application to obtain or maintain required permits, zoning or other required approvals from any Governmental Authority or other Third Party whose consent is required as a condition to a Party's performance hereunder; the surface or subsurface presence at the site of pollution, Hazardous Materials or contamination, which shall prevent the completion schedule for, or the commercial operation of, the Linden 6 Facility; failure of Third Party facilities or Third Party major equipment breakdown; failure of any contractor, subcontractor or supplier to furnish labor, services, materials or equipment on the dates agreed to if such failure is caused by a Force Majeure; a change in applicable law; the failure of any public agency or Governmental Authority or any utility having jurisdiction of the Existing Site to maintain utilities, services, water and sewer lines and power transmission lines; and any circumstance that would in the reasonable opinion of such Party endanger persons or property. A failure of equipment or machinery controlled or operated by a Party (whether leased or owned) shall not be considered Force Majeure irrespective of whether such equipment or machinery has been designed, manufactured, installed, or maintained by the Party or a Third Party unless such failure was due to a Force Majeure.

ARTICLE 12. INDEMNIFICATION

         12.1 Survival of Indemnifications. The provisions of this Article shall survive the expiration or earlier termination of this Agreement and the Sublease.

         12.2 Indemnification.

                  A Linden NB shall defend, indemnify and hold Cogen harmless from and against any and all claims, demands, losses (including lost revenue under any of Cogen's agreements with Third Parties), settlements, expenses, costs, damages, and liabilities (including reasonable attorneys' fees, whether in litigation against Third Parties or in an adversarial proceeding brought by one Party against the other)(collectively, "Claims"), including without limitation Claims resulting from a Release of Hazardous Materials by Linden NB on the Existing Site or the areas encumbered by the Easements, made against or incurred by Cogen in any way arising out of, or resulting from or in connection with, Linden NB's actions or omissions to act or that of any Third Party acting on behalf of or for Linden NB, or otherwise in connection with this Agreement, the Sublease, the Existing Ground Lease Agreement, the Subleased Premises, the Easements or the construction, operation, maintenance and repair of the Linden 6 Facility, except to the extent that such Claims result solely from (i) the wilful misconduct or gross negligence of Cogen or (ii) a breach by Cogen of its obligations under this Agreement, the Sublease or the Existing Ground Lease Agreement that is the direct result of its wilful misconduct or gross negligence and that is not the direct result of a material breach by Linden NB under this Agreement, the Sublease or the Existing Ground Lease Agreement. IN NO EVENT SHALL LINDEN NB BE LIABLE TO COGEN FOR TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES

(OTHER THAN AS MAY BE ASSERTED AGAINST COGEN IN LITIGATION WITH THIRD PARTIES), WHETHER OR NOT SUCH DAMAGES MAY BE AVAILABLE UNDER STATE OR FEDERAL LAW, AND THE PARTIES HEREBY WAIVE ANY RIGHT THEY MIGHT OTHERWISE HAVE TO RECOVER ANY SUCH DAMAGES.

                  B Cogen shall defend, indemnify and hold Linden NB harmless from and against any and all Claims made by Third Parties (including any Governmental Authority) against or incurred by Linden NB in any way arising out of or resulting from or in connection with a Release of Hazardous Materials by Cogen on the Existing Site or the areas encumbered by the Easements, except to the extent that such Claims result solely from (i) the wilful misconduct or gross negligence of Linden NB, (ii) a breach by Linden NB of its obligations under this Agreement or the Sublease that is not the direct result of a material breach by Cogen under this Agreement, the Sublease or the Existing Ground Lease Agreement or (iii) Linden NB's actions or omissions to act or that of any Third Party acting on behalf of or for Linden NB resulting in any liability of Cogen pursuant to ISRA. IN NO EVENT SHALL COGEN BE LIABLE TO LINDEN NB FOR TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES (OTHER THAN AS MAY BE ASSERTED AGAINST LINDEN NB IN LITIGATION WITH THIRD PARTIES), WHETHER OR NOT SUCH DAMAGES MAY BE AVAILABLE UNDER STATE OR FEDERAL LAW, AND THE PARTIES HEREBY WAIVE ANY RIGHT THEY MIGHT OTHERWISE HAVE TO RECOVER ANY SUCH DAMAGES.

ARTICLE 13. DISPUTE RESOLUTION

         13.1 Dispute Resolution.

                  A The Parties agree to work in good faith to resolve any claim, demand, cause of action, dispute or controversy arising out of or relating to this Agreement or the Sublease. The Parties shall refer any such dispute to representatives of each Party's senior management for resolution.

                  B If the representatives of each Party's senior management are unable to resolve such dispute within ten (10) Business Days after such referral, the provisions of Section 13.2 shall apply.

         13.2 Binding Arbitration. Any dispute not resolved pursuant to Section
13.1 above shall be subject to binding arbitration in accordance with the terms of this Section 13.2.

                  A Notice; Selection of Arbitrators. Within thirty (30) days after the delivery by a Party to the other Party of any notice of a dispute, the Parties shall endeavor to agree upon an appropriately qualified, neutral Third Party arbitrator to resolve such dispute. If the Parties cannot agree upon a single arbitrator within such thirty (30) day period, then within fifteen (15) days after the occurrence of the Parties' failure to agree, each shall appoint an arbitrator, and the two arbitrators shall, within fifteen (15) days after both have been appointed, designate a third appropriately qualified neutral arbitrator. While the third arbitrator shall be neutral, the two Party-appointed arbitrators are not required to be neutral, and it shall not be grounds for removal of either of the two Party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present relationships with the Party that appointed such arbitrator. Either Party may seek enforcement in any court of competent jurisdiction in New York, New York of the obligation of the other Party to appoint an arbitrator and otherwise facilitate the resolution of disputes in accordance with this Article 13. In addition, in the event the Party-appointed arbitrators cannot agree upon a third arbitrator, either Party may seek judicial appointment of such arbitrator in any such court of competent jurisdiction.

                  B Qualifications of Arbitrators. Each arbitrator appointed under this Article 13 shall be a business person with expertise in the electric generation industry. The single appropriately qualified, neutral Third Party arbitrator or the third appropriately qualified neutral arbitrator referred to
Section 13.2A above shall be a person who has over eight years professional experience in electric industry related matters and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration.

                  C Procedures. Arbitration shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law on arbitration, by the Commercial Arbitration Rules of the American Arbitration Association. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. In deciding the substance of the Parties' disputes, the arbitrators shall refer to the governing law. The arbitration proceeding shall be conducted in New York, New York. To the fullest extent permitted by law, any arbitration proceeding and the arbitrators award shall be maintained in confidence by the Parties. Each Party shall pay its own costs and expenses with respect to any arbitration hereunder and the Parties shall share equally in the costs of the third arbitrator.

                  D Award. The arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, and the Parties hereby waive any right they might otherwise have to recover any such damages. The arbitrator(s) shall endeavor to complete any arbitration within ninety (90) days after the matter has first been submitted to it or them under this Section 13.2.

                  E Determinations Binding. Judgment may be entered on any determination by the arbitrator(s) as to an appropriate resolution that is within the authority of the arbitrator(s), and such determination shall be binding on the Parties and shall be enforceable in any court of law having jurisdiction over the Parties, as appropriate. Any resolution determined by the arbitrator(s) shall be the exclusive remedy available to each Party with respect to the matter submitted to arbitration.

         13.3 Burden of Proof. In the event that Linden NB commences any litigation or arbitration between Cogen and Linden NB regarding (i) the costs and expenses of operating and maintaining the Linden 6 Facility that have been paid or are due and payable to Third Parties by Cogen and have not been reimbursed to Cogen by Linden NB pursuant to this Agreement or (ii) any lost revenues under any of Cogen's agreements with Third Parties directly arising out of the construction, operation and maintenance of the Linden 6 Facility as contemplated by this Agreement, Linden NB shall bear the burden of establishing that Cogen is not entitled to reimbursement of such costs and expenses by Linden NB in accordance with the terms and conditions of this Agreement.

ARTICLE 14. ASSIGNMENT

         14.1 General. Except as provided in this Article 14, neither Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any other Person (i) without the express written consent of the other Party, which consent shall not be unreasonably withheld and (ii) without also assigning or otherwise transferring the Sublease to the same assignee. Consent shall be deemed given if the other Party does not respond within twenty (20) Business Days of being notified of a Party's intention to make such an assignment.

         14.2 Permitted Assignments. Either Party may assign this Agreement together with the Sublease to an Affiliate.

         14.3 Further Assurances. If reasonably requested by a Party proposing to effect an assignment pursuant to this Article 14, the other Party shall reasonably cooperate to facilitate such proposed assignment, including without limitation by agreeing to furnish an estoppel certificate if and to the extent appropriate with respect to the assigning Party's compliance under this Agreement.

         14.4 Violations a Default; Further Remedies. Any sale, assignment or other transfer by a Party in violation of this Article 14 shall constitute a Default hereunder at the option of the other Party.

ARTICLE 15. NOTICES

         15.1 General. All notices, notifications, invoices, payments, consents or other communications between the Parties shall be given in writing and shall either be delivered by hand or sent by certified or registered mail, return receipt requested, or by facsimile followed immediately by certified or registered mail, return receipt requested, as follows:

                  If to Cogen, to:

                           Cogen Technologies Linden Venture, L.P.
                           Penzoil Building - South Tower
                           711 Louisiana Street, 32nd Floor
                           Houston, TX  77002
                           Attention:  President
                           Facsimile:  713-345-9705

                  with a copy to:

                           Enron North America Corp.
                           1400 Smith Street
                           Houston, Texas  77002
                           Attn:  Ms. Lisa Mellencamp
                           Facsimile:  (713) 853-7986



                  If to Linden NB, to:

                           JEDI Linden NB, L.L.C.
                           Pennzoil Building - South Tower
                           711 Louisiana Street
                           32nd Floor
                           Houston, Texas  77002
                           Attn:  Mr. Robert J. Licato
                           Facsimile:  (713) 345-9705

                  with a copy to:

                           Enron North America Corp.
                           1400 Smith Street
                           Houston, Texas  77002
                           Attn:  Ms. Lisa Mellencamp
                           Facsimile:  (713) 853-7986

Notices shall be deemed received when delivered by hand, upon receipt (as indicated on a return certificate), or when sent by facsimile.

         15.2 Changes. Either Party may change this address for notice hereunder, or provide for additional Persons to be noticed, by giving the other Party notice as provided above.

         15.3 Holidays. If the date on which a notice is due, or a prescribed action is necessary falls on a day that is not a Business Day, the date on which such notice or action shall be due shall be extended until the next succeeding Business Day.

ARTICLE 16. CONFIDENTIALITY

         The Parties agree that all information relating to this Agreement and the terms or conditions of this Agreement or disclosed pursuant to any term or provision of this Agreement shall be kept confidential and shall not be disclosed or used for any purpose other than matters related to this Agreement. Such obligations of confidentiality shall extend to all such information, whether exchanged orally or in written or electronic forms, and whether or not designated at the time exchanged as confidential and shall survive the termination of this Agreement by three (3) years. Each Party shall be permitted to disclose confidential information to such Party's and its Affiliates' officers, directors, employees, agents, counsel, accountants, consultants, contractors or advisors who need to know such information for the purpose of implementing this Agreement or the transactions contemplated hereby, and agrees to notify such Persons of the confidential nature of such information, and to be responsible for any unauthorized disclosure of such information by such Persons. Each Party shall be permitted to disclose confidential information to those of its Lenders and prospective Lenders or prospective purchasers who agree to keep information confidential by executing a confidentiality agreement in form and substance which reasonably satisfies the provisions of this Article. Information shall not be deemed to be confidential if it (i) was in the public domain prior to the date hereof, (ii) becomes publicly available after the date hereof other than as a result of the unauthorized disclosure thereof by a Party or by an officer, director, employee, agent or Affiliate of a Party, or (iii) is required to be disclosed pursuant to applicable laws or regulations or pursuant to administrative or judicial process; provided, however, that the disclosing Party provides the non-disclosing Party with written notice of the information to be disclosed as far in advance of its disclosure as is practicable and that, except with regard to disclosures to the Securities and Exchange Commission, the disclosing Party uses its best efforts to obtain assurances that confidential treatment will be accorded to such information. The Parties shall be entitled to all remedies available at law or in equity to enforce or seek relief in connection with this confidentiality obligation.

ARTICLE 17. FURTHER ASSURANCES

         17.1 General. Each Party agrees to execute and deliver all further instruments and documents, and take any further action that may be reasonably necessary to effectuate the purpose and intent of this Agreement.

         17.2 Permits and Governmental Approvals. The Parties will cooperate with each other and shall use reasonable efforts to assist the other Party in obtaining all permits and approvals from any Governmental Authority required for the construction and operation of the Linden 6 Facility, and as may be required to maintain the status of the Existing Plant and the Linden 6 Facility as a Qualifying Facility, and for favorable Tax treatments. At Cogen's request after the Commercial Operations Date, Linden NB shall use commercially reasonable efforts, at Linden NB's expense, to modify or amend any such permits or approvals, reasonably necessary to facilitate Cogen's operation of the Linden 6 Facility pursuant to this Agreement.

         17.3 Financing. Cogen understands that Linden NB or its Affiliates may from time to time arrange financing relating to Linden NB, and Cogen agrees to cooperate with Linden NB's or its Affiliates' financing efforts. If any Lender requires any consents to this Agreement, Linden NB agrees to enter into good faith negotiations with Cogen with respect to such Lender's or investor's requested consents and will provide, at Cogen's request, opinions of counsel or estoppel certificates reasonably related thereto.

ARTICLE 18. MISCELLANEOUS

         18.1 Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, then such holding shall not invalidate or render unenforceable any other provision hereof and the Parties shall immediately renegotiate in good faith such provision to eliminate such invalidity or unenforceability, consistent with the intent of this Agreement.

         18.2 Captions, Titles and Headings. The captions, titles, and headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

         18.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of New Jersey, without regard to principles of conflict of laws thereof.

         18.4 Non-Waiver. Except as may be expressly provided in this Agreement or in a writing signed by the Party against whom a waiver is claimed, the failure of either Party to insist in any instance on strict performance of any provision of this Agreement shall not be construed as a waiver of any such provision or the relinquishment of any rights thereunder in the future, but the same shall continue and remain in full force and effect.

         18.5 Relationship of the Parties. The Parties are and intend to be independent contractors with respect to each other for all purposes of this Agreement. THIS AGREEMENT SHALL NOT BE INTERPRETED OR CONSTRUED TO CREATE AN ASSOCIATION, TRUST, PRINCIPAL--AGENT RELATIONSHIP, JOINT VENTURE OR PARTNERSHIP BETWEEN THE PARTIES OR TO IMPOSE ANY PARTNERSHIP, AGENCY OR FIDUCIARY OBLIGATION OR LIABILITY UPON EITHER PARTY. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind the other Party, except as may be expressly provided herein to perform a duty or obligation specifically set forth herein, and then only to the extent reasonably necessary to perform such duty or obligation.

         18.6 Parties in Interest. This Agreement shall inure only to the benefit of Cogen and Linden NB and their permitted successors and assigns. Nothing contained in this Agreement, whether express or implied, is intended to confer upon any Third Party any benefits, rights or remedies.

         18.7 Non-Dedication of Facilities. Cogen and Linden NB agree that no part of the Existing Plant or the Linden 6 Facility shall be dedicated for the sale of electrical or thermal energy to the public generally and indiscriminately, for the exercise of a public franchise, or in the exercise of a public utility function.

         18.8 Modification. The provisions of this Agreement, including any exhibits, may be modified only by written agreement duly executed by each Party.

         18.9 Entire Agreement. This Agreement and the Sublease shall constitute the entire agreement between the Parties and cancels and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.

         18.10 Attorneys' Fees. If any lawsuit or other action or proceeding relating to this Agreement is brought by either Party against the other Party hereto, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which such Party may be entitled).

         18.11 Costs and Expenses. In any dispute where a Party is entitled to reimbursement of costs, "costs" shall include interest on any judgment, court costs, and reasonable legal fees and expenses (including allocated fees of in-house counsel).

         18.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.

         18.13 Survival of Obligations. Except as may be expressly provided in this Agreement, termination of this Agreement for any reason shall not relieve either Party of any obligation accruing or arising prior to such termination.

         18.14 Insurance. Linden NB shall maintain, at its sole expense, liability and property damage insurance coverage for the Linden 6 Facility (including boiler and machinery coverage) equivalent to that maintained by Cogen for the Existing Plant and, during construction of the Linden 6 Facility and until commercial operation thereof, shall maintain or cause to be maintained insurance coverage substantially as set forth in Exhibit H to the Construction Contract (attached hereto and made a part hereof) with such deductibles and other changes as would not materially affect the extent and scope of coverage provided under such insurance policies. Cogen shall be maintained as an additional insured on all such insurance policies. Linden NB shall furnish to Cogen from time to time certified copies of the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as Cogen may request. In the event Linden NB fails to take out or maintain the full insurance coverage required by this Section, Cogen may (but shall not be obligated to) obtain such insurance and pay premiums on the same. All amounts so advanced by Cogen shall be reimbursed immediately by Linden NB on demand.

         IN WITNESS WHEREOF, the Parties have hereto executed this Agreement on the dates shown beneath their respective signatures, intending the rights and obligations of the Parties to become effective on the day and year first written above.



                   COGEN TECHNOLOGIES LINDEN VENTURE, L.P.

                   By:     Cogen Technologies Linden, Ltd.,
                           its general partner

                           By:      JEDI Linden GP, L.L.C.,
                                    its general partner

                                    By:      JEDI Linden NB, L.L.C.,
                                             its managing member

                                             By:      East Coast Power L.L.C.,
                                                      its sole member

                                                      By:
                                                         -----------------------
                                                         Name:
                                                         Title:




                   JEDI LINDEN NB, L.L.C.
                   By: East Coast Power L.L.C.

                   By:
                      ------------------------
                      Name:
                      Title: